LOAN AGREEMENT


     This Loan Agreement is made and entered into as of this 30 day of December, 1998 by and between SCNV Acquisition Corp., a corporation organized under the laws of the State of Delaware ( the "Lender"); and Elecmatec Electro-Magnetic Technologies Ltd., a company organized under the laws of the State of Israel ("Borrower").


     WHEREAS Borrower has borrowed $42,000 (the "Original Amount") from Lender; and

     WHEREAS Borrower desires to (i) borrow an additional amount of $68,000 (the "Additional Amount") from Lender for the purposes specified in Section 3 below and (ii) have Lender provide it with a guarantee in the amount of $162,000 for the purposes specified in Section 4, all in contemplation of a proposed investment in the Borrower by Lender; and

     WHEREAS Lender is willing to lend Additional Amount and to provide such guarantee to Borrower, subject to the terms and conditions of this Loan Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Preamble. The Preamble to this Agreement constitutes an integral part hereof.

     2. Loan.

     2.01 The Lender shall lend to Borrower and Borrower shall borrow from Lender the Additional Amount in a single advance, within two business days of the signing of this Agreement.


     2.02 The Borrower hereby (i) represents that the proceeds of the Original Amount were used to pay day-to-day expenses of the Borrower during the months of August to December and (ii) undertakes that the proceeds of the Additional Amount shall be used to cover the day-to-day expenses of the Borrower for the months' of December 1998 and January 1999, including the payment of salaries to the Borrowers' current employees and the payment of fees for the registration of the Borrower's patents. The Additional Amount and the Original Amount shall hereinafter be referred to together as the "Loan".

     2.03 The Loan shall be linked to the US dollar and bear interest at the rate of 8% per year.

     2.04 If there shall be a closing, on or prior to February 1, 1999, of a private offering of shares of the Borrower as contemplated by the term sheet among the Lender, the Borrower and Messrs. Herman Branover, Arie El-Boher, Yuri Gelfgat, Israel Weinbaum and Ariel Shemer, dated December 28, 1998, a copy of which is attached hereto as Exhibit A, (the "Term Sheet"), then the principal of the Loan and


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any interest thereon shall be converted into a portion of the loan described in the Term Sheet under the heading "Loan".

     3. Guarantee. The Lender shall provide a guarantee (the "Guarantee") on behalf of the Borrower in the amount of $162,000 (one-hundred and sixty-two thousand US Dollars) in order to enable Borrower to obtain a letter of credit from Bank Leumi Le'Israel for the purpose of acquiring the following components for the Borrower's production line: an edge trimmer, shears, a coiler, a roll table, a milling machine, an emulsion system and a hydrolic station.

     4. Representations, Warranties, And Agreements Of The Borrower. Except as disclosed in writing to the Lender, the Borrower represents and warrants to, and agrees with, the Lender as of the date hereof, as follows:

     4.01 Information. To the best of the Borrower's knowledge, information and belief, all oral and written information which has been given by the Borrower in the course of the negotiations leading to this Agreement was when given, and is at the date hereof, true and accurate in all material respects, and all facts and information concerning the Borrower which the Borrower believes to be material for disclosure to a creditor of the Borrower have been disclosed to the Lender.

     4.02 Bankruptcy Proceedings. No officer or director of the Borrower is or has been subject to any bankruptcy proceedings or is or has been the officer of any entity which has been the subject of liquidation or insolvency proceedings.

     4.03 Contracts. The Borrower is not in fundamental breach of any deed, agreement or transaction to which it is a party, and to the best of its knowledge, no third party that has transacted business with the Borrower is in breach of any of its material obligations under any deed, agreement, or transaction to which it is a party with the Borrower. The Borrower has not given any guarantee, indemnity or security for or otherwise agreed to become directly or contingently liable for any obligation of any other person and no person has given any guarantee of or security for any obligation of the Borrower.

     4.04 Litigation. The Borrower is not involved in any civil, criminal or arbitration proceedings, and to the best of the Borrower's knowledge, information and belief, no such proceedings and no claims of any nature are pending or threatened by or against the Borrower or the directors of the Borrower and there are no facts likely to give rise to any such proceedings. The Borrower shall promptly notify the Lender of any legal proceedings that arise in which the Borrower is involved, and shall provide Lender with all relevant documents concerning such proceedings.

     4.05 Debts and Loan Facilities. There are no debts owing by or to the Borrower, except as has been disclosed to Lender in writing, nor has the Borrower lent any money which has not yet been repaid. Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Borrower have been provided in writing to Lender.


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     4.06 Licenses, Patents, Trademarks

     (a) For purposes of this Agreement, "Intellectual Property" means patents, copyrights, trademarks, inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, computer programs, and related flow-charts, programmer notes, updates and data, whether in object source code form.

     (b) To the best of the Borrower's knowledge, the Borrower either owns or has sufficient rights by license or other grant of permission with respect to all Intellectual Property necessary for its business as now conducted and as proposed to be conducted. The Borrower's use of the Intellectual Property in its business as now conducted and as proposed to be conducted does not infringe the rights of any third party. The Borrower has not received any communication alleging that it has violated, or that by conducting its business as proposed it would violate, any Intellectual Property. The Borrower has taken reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information and is in the process of entering into agreements with its employees to protect all existing and future Intellectual Property of the Borrower. No employee, director or Shareholder of the Borrower or employer of any such employee of the Borrower has any rights to processes, systems and techniques used or contemplated to be used by the Borrower.

     (c) To the best of the Borrower's knowledge, no Intellectual Property used or proposed to be used in the business of the Borrower, as currently conducted or contemplated, has infringed or will infringe upon any intellectual property rights of others and the use of such Intellectual Property in the business of the Borrower, as currently conducted or contemplated, will not constitute an infringement, misappropriation or misuse of any intellectual property rights of any third party. To the best of the Borrower's knowledge, no person has the right to assert any claim regarding the use of, or challenging or questioning the Borrower's right or title in, any of the Intellectual Property of the Borrower.

     4.07 Validity of Transaction. The Borrower has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of the Borrower have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Borrower. This Agreement is the legal, valid, and binding obligation of the Borrower, and is enforceable as to the Borrower in accordance with its terms.

     5. Repayment of the Loan. In the event that the Borrower and Lender do not close the transactions contemplated by the Term Sheet as set forth in Section
2.03 (the "Private Placement") by February 1, 1999, the Borrower shall repay the principal amount of the Loan and any interest thereon in full, and shall cause the Guarantee to be terminated, by no later than February 15, 1999.

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     6. Negative Covenants. So long as any principal of the Loan or any interest thereon remains outstanding, or until the Private Placement as defined in
Section 2 above, Borrower will not, without receipt of the Lender's prior written approval:

     6.01 Debt. Create, incur, assume, or suffer to exist any debt beyond existing debt, except debt of Borrower under this Agreement or the Loan, and debt reasonably incurred in the ordinary course of business.

     6.02 Mergers, Etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any person or entity.

     6.03 Dividends. Declare or pay any dividends; or make any distribution of assets to Borrower's shareholders as such whether in cash, assets, or obligations of Borrower; or make any other distribution by reduction of capital or otherwise in respect of any shares of Borrower's capital shares.

     6.04 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, receivables, and leasehold interests).

     6.05 Subsidiaries. Incorporate, register, establish or invest in any subsidiary company or corporation.

     6.06 Guaranties, Etc. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable for obligations of any person or entity.

     6.07 Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except the Lender. For purposes of this Section, the term "Affiliate" shall mean a shareholder, director or employee of the Borrower.

     7. Security. As security for the Borrower's obligations hereunder, the Borrower hereby pledges to the Lender all rights that it holds to all Intellectual Property and all its physical assets, and grants to the Lender a lien thereto and security interest therein. In this connection, as a condition of obtaining the proceeds of the Loan, the Borrower shall sign a pledge agreement in the form attached as Exhibit B hereto.

     8. Default. Any principal outstanding will immediately become due and payable upon any Event of Default as defined herein. The occurrence of any of the following shall be an Event of Default:

     8.01 any material breach by Borrower of any of its obligations or representations under this Agreement;

     8.02 the commencement by Borrower of any liquidation proceedings or the adoption of a winding up resolution by the Borrower, or the appointment of a receiver

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or trustee over the whole or any part or Borrower's assets, or the calling by
Borrower of a meeting of creditors for the purpose of entering into a scheme or arrangement with them;

     8.03 the levy of an attachment or the institution of execution proceedings against the whole or a substantial part of Borrower's assets. The Borrower shall notify Lender within 72 hours of any such attachment or proceeding.

     9. Heiter Iska. The terms of this Agreement shall be subject to a Heiter Iska according to the opinion of Maharam.

     10. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by a written agreement signed by the parties hereto.

     11. Governing Law. This agreement shall be governed by the laws of the State of Israel. Any dispute arising under or in connection with this Agreement shall be settled exclusively before the courts of the State of Israel.

     IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first above written.


SCNV Acquisition Corp.                                Elecmatec Electro-Magnetic
                                                      Technologies Ltd.

By: /s/ Shaul Lesin                                   By: /s/ Arik El-Boher
    -----------------------                               ---------------------
Name: Shaul Lesin                                     Name: Arik El-Boher
Title: E.V.P.                                         Title: CFO